Registration No. 333-20277
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         PHL VARIABLE INSURANCE COMPANY
                         ------------------------------
             (Exact name of registrant as specified in its charter)


                          Connecticut                                                                    06-1045829
                          -----------                    ----------------------------                    ----------
                (State or other jurisdiction of          (Primary Standard Industrial                   (IRS Employer
                incorporation or organization)            Classification Code Number)              Identification Number)


                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (800) 447-4312
            ---------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                               DONA D. YOUNG, ESQ.
                         PHL VARIABLE INSURANCE COMPANY
                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (860) 403-5967
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



  Approximate date of commencement of proposed sale to the public: May 1, 1998.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]
================================================================================

                                    MARKET VALUE ADJUSTED
                                      GUARANTEED INTEREST
                                                  ACCOUNT


                                                Issued by


                           PHL VARIABLE INSURANCE COMPANY


IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT:

[Envelope Logo]  PHOENIX VARIABLE PRODUCTS MAIL OPERATIONS
                 PO Box 8027
                 Boston, MA 02266-8027
[Telephone Logo] Tel. 800/541-0171



PROSPECTUS                                    MAY 1, 1999



This Prospectus describes a Market Value Adjusted Guaranteed Interest Account ("MVA"). The MVA is only available for use under PHL Variable Insurance Company's variable accumulation deferred annuity contract ("Contract").


The Fund prospectuses and the Contract prospectus must accompany this prospectus. The Fund prospectuses should include The Phoenix Edge Series Fund, Wanger Advisors Trust and the Templeton Variable Products Series Fund. You should read these prospectuses and keep them for future reference.


The Securities and Exchange Commission has not approved or disapproved these securities, nor has the Commission determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                   TABLE OF CONTENTS

Heading                                               Page
-----------------------------------------------------------

SPECIAL TERMS.............................................3
PRODUCT DESCRIPTION.......................................3
   The Nature of the Contract and the MVA.................3
   Availability of the MVA................................3
   The MVA................................................4
   Market Value Adjustment................................4
   Setting the Guaranteed Rate............................5
   Deduction of Surrender Charges on Withdrawals..........5
INVESTMENTS BY PHL VARIABLE...............................5
DISTRIBUTION OF CONTRACTS.................................6
FEDERAL TAXATION DISCUSSION...............................6
ACCOUNTING PRACTICES......................................6
DESCRIPTION OF PHL VARIABLE ..............................6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION........................7
   Executive Compensation.................................9
DIRECTORS AND OFFICERS OF PHL VARIABLE....................9
EXPERTS..................................................10
LEGAL PROCEEDINGS........................................10



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Any document that is incorporated by reference is subject to change from time to time. When referring to such document you should be sure it is the latest version. Documents that have been incorporated by reference are part of the Prospectus.

    We will furnish a copy of this Prospectus free of charge. Also, we will furnish free of charge any statements or documents incorporated by reference when requested. Requests should be made by calling 800-541-0171.

SPECIAL TERMS
--------------------------------------------------------------------------------

    As used in this Prospectus, the following terms mean:

ACCOUNT: PHL Variable Accumulation Account, a separate account of PHL Variable Insurance Company (see "The Nature of the Contract and the MVA" for a description of this Account).

CONTINGENT DEFERRED SALES CHARGE: Surrender charges.

CONTRACT VALUE: Prior to maturity, the sum of the values under a Contract of all accumulation units held in the Subaccounts of the Account plus the values held in the Guaranteed Interest Account and in the MVA.

CURRENT RATE: The Guaranteed Rate currently in effect for amounts allocated to the MVA, established from time to time for various Guarantee Periods.

DEATH BENEFIT: An amount payable upon the death of the Annuitant or Owner, as applicable, to the named beneficiary.

EXPIRATION DATE: The date on which the Guarantee Period ends.

GUARANTEE PERIOD: The duration for which interest accrues at the Guaranteed Rate on amounts allocated to the MVA.

GIA (GUARANTEED INTEREST ACCOUNT): An allocation option under which premium amounts are guaranteed to earn a fixed rate of interest. Excess interest also may be credited, in the sole discretion of PHL Variable.

GUARANTEED RATE: The effective annual interest rate we use to accrue interest on amounts allocated to the MVA for a Guarantee Period. Guaranteed Rates are fixed at the time an amount is credited to the MVA and remain constant throughout the Guarantee Period.

MVA (MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT): This is an account that pays interest at a Guaranteed Rate if held to maturity. If such amounts are withdrawn, transferred or applied to an annuity option before the end of the Guarantee Period, a Market Value Adjustment will be made. Assets allocated to the MVA are not part of the assets allocated to the Account or our general account.

MARKET VALUE ADJUSTMENT: An adjustment is made to the amount that a Contract Owner receives if money is withdrawn, transferred or applied to an annuity option from the MVA before the Expiration Date of the Guarantee Period.

PHL VARIABLE (WE, US, OUR): PHL Variable Insurance Company.


PRODUCT DESCRIPTION
--------------------------------------------------------------------------------

THE NATURE OF THE CONTRACT AND THE MVA
    The investment option described in this Prospectus is an MVA available only under the variable accumulation deferred annuity contract offered by PHL Variable. The Contract is described in detail in its own prospectus. You should review the Contract prospectus along with this Prospectus before deciding to allocate purchase payments to the MVA.

[diamond] The MVA currently provides four choices of interest rate Guarantee
          Periods:

          [bullet] 3 years                    {bullet] 5 years

          [bullet] 7 years                    [bullet] 10 years

[diamond] Purchase payments can be allocated to one or more of the available MVA
          Guarantee Period options. Allocations may be made at the time you make a payment or you may transfer amounts held in the Subaccounts of the PHL Variable Accumulation Account (the "Account"), the GIA or other available MVA Guarantee Periods. Generally, amounts allocated to MVA options must be for at least $1,000. We reserve the right to limit cumulative amounts allocated to the MVA during any one-week period to not more than $250,000.

[diamond] Amounts may be transferred to or from the MVA according to the transfer rules under the Contract. You may make up to six transfers per year from the MVA. (See "The Accumulation Period -- Transfers" of the Contract prospectus.)

[diamond] Allocations that remain in the MVA until the applicable Expiration
          Date will be equal to the amount originally allocated, multiplied by its Guaranteed Rate which is compounded on an annual basis.

[diamond] A Market Value Adjustment will be made if amounts are withdrawn, transferred or applied to an annuity option from the MVA before the Expiration Date. (See "The MVA.")

[diamond] The Contract provides for the accumulation of values before maturity and for the payment of annuity benefits thereafter. Since MVA values are part of the Contract Value, your earnings on allocations to the MVA will impact the values available at surrender or maturity. No Market Value Adjustment will be applied to withdrawals to pay Death Benefit proceeds.


AVAILABILITY OF THE MVA
    The MVA is not available in all states. For information, call Variable Products Operations at 800/541-0171.

THE MVA
    The MVA is available only during the accumulation phase of your Contract. The MVA option currently offers different Guarantee Periods, which provides you with the ability to earn interest at different Guaranteed Rates on all or part of your Contract Value. Each allocation has its own Guaranteed Rate and Expiration Date. Because we change Guaranteed Rates periodically, amounts allocated to a Guarantee Period at different times will have different Guaranteed Rates and Expiration Dates. The applicable Guaranteed Rate, however, does not change during the Guarantee Period.

    We will notify you of the expiration of the Guarantee Period and of your available options within 30 days of the Expiration Date. You will have 15 days before and 15 days following the Expiration Date ("Window Period") to notify us of your election. During this Window Period, any withdrawals or transfers from the MVA will not be subject to a market value adjustment. Unless you elect to transfer funds to a different Guarantee Period, to the Subaccounts of the Account, to the GIA or elect to withdraw funds, we will begin another Guarantee Period of the same duration as the one just ended and credit interest at the current rate for that new Guarantee Period. If you chose a Guarantee Period that is no longer available or if your original Guarantee Period is no longer available, we will use the Guarantee Period with the next longest duration.

    We reserve the right, at anytime, to discontinue Guarantee Periods or to offer Guarantee Periods that differ from those available at the time your Contract was issued. Since Guarantee Periods may change, please contact
VPO to determine the current Guarantee Periods being offered.


MARKET VALUE ADJUSTMENT
    Any withdrawal from your MVA will be subject to a Market Value Adjustment unless the effective date of the withdrawal is within the Window Period. For this purpose, redemptions, transfers and maturity amounts are treated as withdrawals. The Market Value Adjustment will be applied to the amount being withdrawn after the deduction of any applicable Administrative Charge and before the deduction of any applicable Contingent Deferred Sales Charges (surrender charges). The Market Value Adjustment can be positive or negative. The amount being withdrawn after application of the Market Value Adjustment can be greater than or less than the amount withdrawn before the application of the Market Value Adjustment.

    A Market Value Adjustment will not be applied upon the payment of the Death Benefit.

    The Market Value Adjustment will reflect the relationship between the Current Rate (defined below) for the amount being withdrawn and the Guaranteed Rate. It is also reflective of the time remaining in the applicable Guarantee Period. Generally, if the Guaranteed Rate is lower than the applicable Current Rate, the Market Value Adjustment will result in a lower payment upon withdrawal. Conversely, if the Guaranteed Rate is higher than the applicable Current Rate, the Market Value Adjustment will produce a higher payment upon withdrawal.

    The Market Value Adjustment which is applied to the amount being withdrawn is determined by using the following formula:

    Market Value Adjustment

                          1 + i      (n/12)
         = Amount x [{--------------}      -1]
                      1 + J + 0.0025

    where,

    Amount, is the amount being withdrawn less any applicable administrative charges.

    i, is the Guaranteed Rate being credited to the amount being withdrawn; and

    j, is the Current Rate, which is the current interest rate for new deposits with a Guarantee Period equal to the number of years remaining in the current Guarantee Period, rounded up to the next higher number of complete years; and

    n, is the number of months rounded up to the next whole number from the date of the withdrawal or transfer to the end of the current Guarantee Period.

    If the Company does not offer a Guarantee Period equal to the number of years remaining in the Guarantee Period, "j" will be determined by interpolation of the Guaranteed Rate for the Guarantee Periods then available.


EXAMPLES
    The following examples illustrate how the Market Value Adjustment operates:

    EXAMPLE 1

    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year Guarantee Period. The Guaranteed Rate for this deposit amount is 5.50%.

    If, on January 1, 1999 (2 years after deposit), the full amount is taken from this MVA segment, the following amount is available:

    1.  The accumulated amount prior to
        application of Market Value Adjustment is:

        $10,000 x (1.055)2 = $11,130.25

    2. The Current Rate that would be applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 6.50%.

    3. The number of months remaining in the Guarantee Period (rounded up to next whole number) is 36.

    4. The Market Value Adjustment equals $-386.43, and is calculated as follows:

                                 1 + 0.055        (36/12)
    $-386.43 = $11,130.25 x [{------------------}       -1]
                              1 + 0.065 + 0.0025

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $10,743.82 ($11,130.25 - $386.43).

    EXAMPLE 2
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year Guarantee Period. The Guaranteed Rate for this amount is 5.50%.

    If, on January 1, 1999 (2 years from deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of Market Value Adjustment is:

       $10,000 X (1.055)(2) = $11,130.25

    2. The Current Rate being applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 4.50%.

    3. The number of months remaining in the Guarantee Period (rounded up to next whole number) is 36.

    4. The Market Value Adjustment equals $240.79, and is calculated as follows:

                                 1 + 0.055        (36/12)
    $+240.79 = $11,130.25 x [{------------------}       -1]
                              1 + 0.045 + 0.0025

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $11,371.04 ($11,130.25 + $240.79).

    THE ABOVE EXAMPLES ARE HYPOTHETICAL AND ARE NOT
INDICATIVE OF FUTURE OR PAST PERFORMANCE.


SETTING THE GUARANTEED RATE
    We determine Guaranteed Rates for current and future purchase payments, transfers or renewals. Although future Guaranteed Rates cannot be predicted, we guarantee that the Guaranteed Rate will never be less than 3% per annum.


DEDUCTION OF SURRENDER CHARGES ON WITHDRAWALS
    A Market Value Adjustment will apply if a withdrawal is made before the Expiration Date and outside the Window Period as described above.

    As described in the Contract prospectus, you may withdraw up to 10% of the Contract Value without a surrender charge being applied. Surrender charges (expressed as a percentage) on the amount to be withdrawn in excess of the 10% allowable amount, are as follows:

    AGE OF PAYMENT IN COMPLETE
  YEARS FROM PAYMENT DATE UNTIL          SURRENDER CHARGE AS A
     WITHDRAWAL WAS CREDITED        PERCENTAGE OF AMOUNT WITHDRAWN
     -----------------------        ------------------------------
                0                                 7%
                1                                 6%
                2                                 5%
                3                                 4%
                4                                 3%
                5                                 2%
                6                                 1%
            7 and over                            0%

    We make this adjustment since we do not take any sales charge deductions when a purchase payment is made. The surrender charge is computed based on the date that the particular payment is received into the Contract.

    Purchase payments that remain on deposit for 7 complete years are not subject to surrender charges. However, all amounts allocated to the MVA continue to be subject to a Market Value Adjustment and the Market Value Adjustment remains applicable to amounts withdrawn free of surrender charges. For more information regarding the application of sales charges, please consult the Contract prospectus.

    Please note that other charges also are imposed against the Contract, including mortality and expense risk and administrative charges. For a more detailed explanation of applicable charges, please see the "Deductions and Charges" section of the Contract prospectus.

INVESTMENTS BY PHL VARIABLE
--------------------------------------------------------------------------------


    Proceeds from purchases of the MVA option will be deposited into the PHL Variable Separate Account MVA1 ("Separate Account MVA1"), which is a non-unitized separate account established under Connecticut law. Contract Values attributable to such proceeds are based on the interest rate we credit to MVA allocations and terms of the Contract, and do not depend on the investment performance of the assets in Separate Account MVA1.

    Under Connecticut law, all income, gains or losses of Separate Account MVA1 whether realized or not, must be credited to or charged against the amounts placed in Separate Account MVA1 without regard to our other income, gains and losses. The assets of the Separate Account may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the Contracts are obligations of PHL Variable.

    There are no discreet units in Separate Account MVA1. No party with rights under any Contract participates in the investment gain or loss from assets belonging to Separate Account MVA1. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account MVA1 may drop below the reserves and other liabilities it must maintain. If the Separate Account MVA1 asset value drops below the reserve and other liabilities we must maintain in relation to the Contracts supported by such assets, we will transfer assets from our general account to Separate Account MVA1. Conversely, if the amount we maintain is too much, we may transfer the excess to our general account.

    In establishing Guaranteed Rates, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the Contracts. The Company's investment strategy with respect to the proceeds attributable to the Contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

    Investment-grade debt instruments in which the Company intends to invest the proceeds from the Contracts include:

[diamond] Securities issued by the United States government or its agencies or instrumentalities.

[diamond] Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond] Other debt instruments, including but not limited to, issues of or guarantees by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's are deemed by the Company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.


DISTRIBUTION OF CONTRACTS
--------------------------------------------------------------------------------

    Phoenix Equity Planning Corporation ("PEPCO") acts as the principal underwriter of the Contracts. Contracts may be purchased through representatives of W.S. Griffith & Company ("W.S. Griffith") licensed to sell PHL Variable Annuity Contracts. PEPCO and W.S. Griffith are registered as broker-dealers under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc. (the "NASD"). PHL Variable, PEPCO and W.S. Griffith are indirect subsidiaries of Phoenix Home Life Mutual Insurance Company.

    PEPCO enters into selling agreements with other broker-dealers or entities registered under or exempt under the Securities Act of 1934 ("selling brokers"). The Contracts are sold through agents who are licensed by state insurance officials to sell the Contracts. These agents also are registered representatives of selling brokers or W.S. Griffith. Contracts with the MVA option are offered in states where we have received authority and the MVA and the Contracts have been approved. The maximum dealer concession that a selling broker will receive for selling a Contract is 7.25%.

    Although the Glass-Steagall Act prohibits banks and bank affiliates from engaging in the business of underwriting securities, banking regulators have not indicated that such institutions are prohibited from purchasing variable annuity contracts upon the order and for the account of their customers.


FEDERAL TAXATION DISCUSSION
--------------------------------------------------------------------------------
    Please refer to "Federal Income Taxes" in the Contract prospectus for a discussion of the tax status of the Contract.


ACCOUNTING PRACTICES
--------------------------------------------------------------------------------
    The information presented below should be read with the audited financial statements of PHL Variable and other information included elsewhere in this Prospectus.

    The financial statements and other financial information included in this Prospectus have been prepared in conformity with generally accepted accounting principles ("GAAP").


DESCRIPTION OF PHL VARIABLE
--------------------------------------------------------------------------------
THE COMPANY
    We are a life insurance company and a wholly-owned subsidiary of Phoenix Home Life Mutual Insurance Company ("Phoenix"). Phoenix purchased the Company (formerly known as Dreyfuss Consumers Life) and its name was changed accordingly in 1994. We are domiciled in the state of Connecticut. Phoenix and its subsidiaries (the Phoenix Group) offer a wide range of insurance and investment products and services including:

[diamond] individual participating life insurance

[diamond] variable life insurance

[diamond] group life and health insurance

[diamond] life and health reinsurance

[diamond] investment advisory services

[diamond] mutual fund distribution services

[diamond] insurance agency and brokerage operations

    We serve as the variable annuity operation for the Phoenix Group and as of the date of this Prospectus, we offer individual deferred variable annuities that are registered with the SEC and 10-year and 20-year guaranteed level term life insurance. We plan to obtain authority to sell variable annuity contracts in all states except New York, and as of April 1, 1999, we had obtained authority in 48 states and the District of Columbia.

    Our Home Office is located in Hartford, Connecticut. Our principal administrative office is located at 101

Munson Street, Greenfield, Massachusetts. We are part of Phoenix's operations and Phoenix provides all administrative and operational services.


SELECTED FINANCIAL DATA
    The following selected financial data was taken from the financial statements which can be found at the end of this prospectus. You should read the financial statements including the notes.

    The following table reflects the results of our operations for the years ended December 31, 1998, 1997 and 1996:

                                    FOR THE YEARS ENDED DECEMBER 31,
                                   1998          1997          1996
                                   ----          ----          ----
Income Statement Date:                       (in thousands)
----------------------
Revenues:
Premiums                          $ 6,280       $   230
Insurance and investment
 product fees                      10,998         5,050       $ 1,491
Net investment income               2,458         1,543         1,097
Net realized investment
 (gains) losses                        40                         (18)
                                 ---------     ---------     ---------

Total revenues                     19,776         6,823         2,570
                                 ---------     ---------     ---------

Benefits, losses and
 expenses:

Policy benefits and
 payments                           3,964         1,092           397
Policy acquisition expenses         4,006         1,310           578
Other operating expenses            5,359         2,915         1,124
                                ---------     ---------     ---------

Total benefits, losses and
 expenses                          13,329         5,317         2,099
                                ---------     ---------     ---------

Income before income taxes          6,447         1,506           471

Income taxes                        2,257           553           171
                                ---------     ---------     ---------

Net income                       $  4,190        $  953        $  300
                                =========     =========     =========


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATION
--------------------------------------------------------------------------------
RESULTS OF OPERATION
    Deposits from the sale of variable annuity products increased significantly over the last three years, reaching a level of $367.4 million in 1998, up from the $212.6 million received in 1997 and $142.6 million in 1996. Variable annuity funds under management include contractholders' funds at interest and separate account liabilities totalling $822.2 million as of December 31, 1998 and $403.6 million as of December 31, 1997. The growth of annuity deposits during the last three years occurred primarily in the separate accounts, with approximately 95% of the end of year variable annuity liabilities residing in separate accounts and 5% in guaranteed interest accounts. Although the Company began offering variable annuities with a market value adjustment option during the third quarter of 1997, the impact on operating results was not significant in 1997 or 1998. This product feature has a $.3 million liability balance at December 31, 1998.

    A universal life insurance product was introduced during 1998 but did not significantly contribute to earnings in 1998. The term product introduced during 1997 generated increased sales in 1998, reaching $6.28 million in premium revenues, up from $.23 million in 1997. Investment product fees represent contract charges assessed against variable annuity fund values. For the year ended December 31, 1998, these fees totaled $11.0 million, a $5.9 million (116%) increase from the $5.1 million reported in 1997 and a $9.5 million (634%) increase from the $1.5 million reported in 1996. The higher fees were attributed to a higher level of fund balances that generated additional revenues. During 1998, fees were earned on approximately $613 million in average funds under management versus average funds of approximately $287 million in 1997 and $95 million in 1996. Net investment income rose to $2.5 million in 1998, an improvement over the $1.5 million in 1997 and the $1.1 million earned in 1996.

    Policy benefits and payments include the interest credited on the guaranteed interest accounts, the cost of reinsuring the minimum death benefit on variable annuity contracts and the current and future policy benefit costs for the traditional term insurance. Guaranteed interest contract balances rose to $39.7 million at December 31, 1998 up from $27.6 million at December 31, 1997. Interest credited increased during the same periods reflecting these higher balances. In addition, the cost of reinsurance on the growing block of variable annuity business increased to $.56 million in 1998 from $.26 million in 1997 and $.05 million in 1996.

    Policy acquisition expenses consist primarily of commissions and field distribution expenses. The increase in these expenses to $4.0 million in 1998 from $1.3 million in 1997 and $0.6 million in 1996 was a direct result of the significant increase in deposits for variable annuities and higher sales of the term life insurance product.

    Other operating expenses include the cost of facilities and services under an expense allocation agreement with the parent company, Phoenix. Operating expenses were $5.4 million for 1998, $2.9 million for 1997 and $1.1 million for 1996. The increases in expenses over the last two years were primarily attributable to the administration of a larger block of variable annuity and term insurance business.

    Net income of $4.2 million in 1998 showed a significant increase over the net income of $1.0 million in 1997 and $.3 million in 1996. As explained earlier, the growth in the variable annuity funds under management and related fee income associated with that business have provided the biggest contribution to the improvement in operating results. Increasing term insurance sales and low benefit payments also contributed to net income.

    Significant increases in revenues combined with appropriate control over expenses produced improved profit results. Gross revenues of $19.8 million increased $13.0 million (191%) over 1997 revenues of $6.8 million which in turn increased $4.2 million (162%) over 1996 revenues of $2.6 million. Benefits and expenses, totaling $13.3 million in 1998 increased $8.0 million (151%) from $5.3 million in 1997 and $3.2 million (152%) over 1996 benefits and expenses of $2.1 million. Pretax income of $6.4 million in 1998 increased by $4.9 million (326%) from $1.5 million in 1997 and $5.9 million from $.5 million in 1996. Income taxes of $2.2 million for 1998, $.6 million for 1997 and $.2 million for 1996 averaged 34.3%, 36.7% and 36.3% of pretax earnings for the respective years.


LIQUIDITY AND CAPITAL RESOURCES
    The Company's liquidity requirements are met by anticipating and managing the timing of cash uses and sources provided from insurance operations, investing activities and capital contributions from the parent.

    Rapid sales growth has created a need for additional cash in order to cover the acquisition costs incurred in operating activities. These liquidity requirements are currently being met through investing activities and by capital contributed by its parent. The direct parent, PM Holdings, has made capital contributions of $6.0 million in 1995 and $5.0 million in 1997 and $17.0 million in 1998.


SEGMENT INFORMATION
    As of the date of this Prospectus, the Company offers deferred variable and fixed interest rate annuities as well as two life insurance products. The life products include a 10-year guaranteed level term product and a single life flexible premium universal life insurance product.


REINSURANCE
    The Company has entered into a reinsurance agreement related to the death benefit on its variable deferred annuities. This agreement transfers the payment obligation for the death benefit on variable deferred annuities to the reinsurer in exchange for a reinsurance premium.

    In addition, other reinsurance agreements are in place for the term and universal life insurance products. These agreements transfer 90% of the life insurance benefit payment obligation to various reinsurers in exchange for a reinsurance premium.

    The ceding of death benefit payments does not discharge the original insurer from its primary liability to the policyholder. The original insurer would remain liable in those situations where the reinsurer is unable to meet the obligations assumed under the reinsurance agreements. The Company and its affiliated group have established strict standards that govern the placement of reinsurance and monitors ceded insurance security.


COMPETITION
    The Company is engaged in a business that is highly competitive due to the large number of insurance companies and other entities competing in the marketing and sale of insurance and annuity products. There are approximately 2,300 stock, mutual and other types of insurers in the life insurance business in the United States.


YEAR 2000 READINESS
    The ultimate parent, Phoenix Home Life Mutual Insurance Company (Phoenix) has been addressing Year 2000 issues in earnest since 1995. After establishing a system inventory, Phoenix pursued a number of strategies to address the issue. These strategies include: upgrading systems with compliant versions, developing or acquiring new systems to replace those that are obsolete, remediating existing systems by converting code or hardware, and preparing contingency plans to address unexpected situations that may occur.

    Based on current assessments, those computer systems deemed critical to customer service and business continuity are compliant. Testing will continue through 1999. In addition, Phoenix is examining the readiness of its business alliances by obtaining assurances from its third-party vendors that their software and hardware products will be century compliant. Testing of these products is occurring where appropriate.

    Year 2000 costs are being expensed annually as incurred. Total project costs for Phoenix and its affiliates (including insurance and non-insurance subsidiaries) are estimated to be $26 million. Actual expenses were $8.0 million in 1998 and totaled $8.5 million prior to 1998. It is estimated that $8.3 million and $1.3 million will be incurred in 1999 and 2000, respectively. A number of steps have been taken to maximize the value of each dollar spent. These steps include: automating the process with tools for analysis, remediation and testing; using experienced staff to manage and carry out the associated tasks; leveraging the Company's own experience and that of its peers in the industry. In addition, Phoenix developed a unique strategy for "outsourcing" part of its Year 2000 work to a wholly-owned subsidiary located in Bangalore, India. Much of the code remediation work was performed with the assistance of highly-trained employees at this subsidiary's state-of-the-art facilities.

    The Year 2000 presents risks to business continuity in the insurance and financial services industries at the turn of the century and beyond. Phoenix has gone to great lengths to mitigate those risks by fixing, replacing, upgrading and testing its systems, and obtaining confirmation that its critical business partners have done the same. Yet, even a tested system could fail to perform as expected after January 1, 2000. Phoenix is developing detailed contingency plans for dealing with unexpected failures of important systems. Those systems carrying greater risk will have more detailed plans developed.

    Phoenix does not control all of the factors that could affect its ability to do business as it enters the year 2000. Temporary disruptions of service to customers may occur. Such events are not expected to significantly affect the Company's ability to conduct normal business operations.

Since 1995, Phoenix has committed extensive resources toward insuring that it is adequately prepared for Year 2000 issues and can resolve unexpected occurrences with minimal business disruption.


EMPLOYEES
    Phoenix employees perform all management and administrative functions. PHL Variable is charged for such services on a time allocation basis.


REGULATION
    PHL Variable is organized as a Connecticut stock life insurance company, and is subject to Connecticut law governing insurance companies. The Company is regulated and supervised by the Connecticut Commissioner of Insurance. By March 1 of every year, an annual statement must be prepared and filed in a form prescribed by the Connecticut Insurance Department. This annual statement reports on the Company's operating results for the preceding calendar year. A statement of financial condition as of December 31 of the preceding calendar year must also be prepared and filed. The Commissioner and his or her agents have the right at all times to review or examine the Company's books and assets. A full examination of the Company's operations will be conducted periodically according to the rules and practices of the National Association of Insurance Commissioners ("NAIC"). PHL Variable is subject to the insurance laws and various federal and state securities laws and regulations and to regulatory agencies, such as the SEC and the Connecticut Banking Department, which administer those laws and regulations.

    PHL Variable can be assessed up to prescribed limits for policyholder losses incurred by insolvent insurers under the insurance guaranty fund laws of most states. The amount of any such future assessments cannot be predicted or estimated. However, the insurance guaranty laws of most states provide for deferring payment or exempting a company from paying such an assessment if it would threaten such insurer's financial strength.

    Several states, including Connecticut, regulate insurers and their affiliates under insurance holding company laws and regulations. Such regulation is applicable to PHL Variable and its affiliates. Under such laws, intercompany transactions, such as dividend payments to parent companies and transfers of assets, may be subject to prior notice and approval, depending on factors such as the size of the transaction in relation to the financial position of the companies.

    Currently, the federal government does not directly regulate the business of insurance. However, federal legislative, regulatory and judicial decisions and initiatives often have significant effects on our business. Types of changes that are most likely to affect our business include changes to: (a) the taxation of life insurance companies; (b) the tax treatment of insurance products; (c) the securities laws, particularly as they relate to insurance and annuity products; (d) the "business of insurance" exemption from many of the provisions of the antitrust laws; (e) the barriers preventing most banks from selling or underwriting insurance; and (f) any initiatives directed toward improving the solvency of insurance companies. PHL Variable would also be affected by federal initiatives that have impact on the ownership of, or investment in, United States companies by foreign companies or investors.


EXECUTIVE COMPENSATION
    All of the executive officers of PHL Variable also serve as officers of Phoenix and receive no direct compensation from PHL Variable. Allocations have been made as to the officers' time devoted to duties as executive officers of PHL Variable. No officer or Director of PHL Variable received allocated compensation in excess of $100,000.


DIRECTORS AND OFFICERS OF PHL VARIABLE
--------------------------------------------------------------------------------

NAME                          POSITION WITH REGISTRANT
Richard H. Booth              Director and Executive
                              Vice President

Robert G. Chipkin             Director

Robert W. Fiondella           Director, Chairman and
                              President

Joseph E. Kelleher            Director and Senior
                              Vice President

Philip R. McLoughlin          Director and Executive
                              Vice President

David W. Searfoss             Director, Executive Vice
                              President and Chief Financial
                              Officer

Simon Y. Tan                  Director and Senior Vice
                              President

Dona D. Young                 Director and Executive
                              Vice President

Bruce M. Jones                Senior Vice President and
                              Chief Operating Officer

Robert G. Lautensack, Jr.     Senior Vice President

EXPERTS
--------------------------------------------------------------------------------
    The financial statements of PHL Variable Insurance Company as of December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is set forth herein, and the financial statements have been included upon the authority of said firm as experts in accounting and auditing. PricewaterhouseCoopers LLP, whose address is One Financial Plaza, Hartford, Connecticut, also provides other accounting and tax-related services as requested by PHL Variable from time to time.

    Edwin L. Kerr, Counsel, Phoenix Home Life Mutual Insurance Company, Hartford, Connecticut has passed upon legal matters relating to the validity of the securities being issued. Mr. Kerr also has provided advice on certain matters relating to federal securities and income tax laws about the Contracts.


LEGAL PROCEEDINGS
--------------------------------------------------------------------------------
    PHL Variable, the Account and PEPCO are not parties to any litigation that would have a material adverse effect upon the Account or the Contracts.

PHL VARIABLE
INSURANCE COMPANY
FINANCIAL STATEMENTS
DECEMBER 31, 1998

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            PAGE

Report of Independent Accountants.............................................13

Balance Sheet at December 31, 1998 and 1997 ..................................14

Statement of Income, Comprehensive Income and Equity for the Years Ended
 December 31, 1998, 1997 and 1996.............................................15

Statement of Cash Flows for the Years Ended
 December 31, 1998, 1997 and 1996.............................................16

Notes to Financial Statements..............................................17-27

[PriceWaterhouseCoopers Logo and Address]
--------------------------------------------------------------------------------



                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
and Stockholder of
PHL Variable Insurance Company

In our opinion, the accompanying balance sheet and the related statements of income, comprehensive income and equity and of cash flows present fairly, in all material respects, the financial position of PHL Variable Insurance Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



[PriceWaterhouseCoopers Signature Logo]

February 11, 1999

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
BALANCE SHEET
--------------------------------------------------------------------------------

                                                              DECEMBER 31,
                                                           1998           1997
                                                             (IN THOUSANDS)
ASSETS
Investments:
Held-to-maturity debt securities, at amortized cost      $  3,840       $  3,144
Available-for-sale debt securities, at fair value          36,480         21,859
Other invested assets                                       1,313          1,024
                                                         --------       --------
Total investments                                          41,633         26,027

Cash and cash equivalents                                   7,320          1,714
Accrued investment income                                     511            257
Deferred policy acquisition costs                          36,686         21,010
Deferred income taxes                                       2,178          1,259
Deferred and uncollected premium                            1,872            122
Other assets                                                1,860            929
Goodwill                                                      553            660
Separate account assets                                   782,496        376,046
                                                         --------       --------
Total assets                                             $875,109       $428,024
                                                         ========       ========

LIABILITIES
Contractholders' funds at interest                       $ 39,690       $ 27,563
Reserves for future policy benefits                         2,736            104
Other liabilities                                           6,077          1,517
Separate account liabilities                              782,496        376,046
                                                         --------       --------
Total liabilities                                         830,999        405,230
                                                         --------       --------

EQUITY
Common stock, $5,000 par value, 1,000
 shares authorized, 500 shares issued and outstanding       2,500          2,500
Additional paid-in-capital                                 35,864         18,864
Retained earnings                                           5,539          1,349
Accumulated other comprehensive income                        207             81
                                                         --------       --------
Total equity                                               44,110         22,794
                                                         --------       --------
Total liabilities and equity                             $875,109       $428,024
                                                         ========       ========




        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENT OF INCOME, COMPREHENSIVE INCOME AND EQUITY
--------------------------------------------------------------------------------

                                                    YEAR ENDED DECEMBER 31,
                                                 1998         1997        1996
                                                         (IN THOUSANDS)
REVENUES
Premiums                                       $ 6,280      $   230
Insurance and investment product fees           10,998        5,050     $ 1,491
Net investment income                            2,458        1,543       1,097
Net realized investment gains (losses)              40                      (18)
                                               -------      -------     -------
Total revenues                                  19,776        6,823       2,570
                                               -------      -------     -------

BENEFITS, LOSSES AND EXPENSES
Policy benefits and payments                     3,964        1,092         397
Policy acquisition expenses                      4,006        1,310         578
Other operating expenses                         5,359        2,915       1,124
                                               -------      -------     -------
Total benefits, losses and expenses             13,329        5,317       2,099
                                               -------      -------     -------

INCOME BEFORE INCOME TAXES                       6,447        1,506         471
Income taxes                                     2,257          553         171
                                               -------      -------     -------
NET INCOME                                       4,190          953         300
                                               -------      -------     -------

OTHER COMPREHENSIVE INCOME, NET OF INCOME TAX
Unrealized gains (losses) on securities
 arising during period                             166           37        (195)
Reclassification adjustment for
 (gains) losses included in net income             (40)                      18
                                               -------      -------     -------
Total other comprehensive income (loss)            126           37        (177)
                                               -------      -------     -------

COMPREHENSIVE INCOME                             4,316          990         123

Capital contribution                            17,000        5,000
                                               -------      -------     -------

NET INCREASE IN EQUITY                          21,316        5,990         123
EQUITY, BEGINNING OF YEAR                       22,794       16,804      16,681
                                               -------      -------     -------

EQUITY, END OF YEAR                            $44,110      $22,794     $16,804
                                               =======      =======     =======



        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                     1998           1997          1996
                                                                                              (IN THOUSANDS)
CASH FLOW FROM OPERATING ACTIVITIES
Net income                                                                         $  4,190       $    953      $    300

ADJUSTMENTS TO RECONCILE NET INCOME
 TO NET CASH USED FOR OPERATIONS
Net realized investment (gains) losses                                                  (40)                          18
Amortization                                                                            107             96           106
Deferred income taxes                                                                  (987)          (916)         (319)
Increase in accrued investment income                                                  (254)           (49)          (43)
Increase in deferred policy acquisition costs                                       (15,815)       (11,453)       (8,496)
(Increase) decrease in other assets/liabilities                                       1,881           (973)          116
Other, net                                                                                            (209)         (131)
                                                                                   --------       --------      --------
Net cash used for operating activities                                              (10,918)       (12,551)       (8,449)
                                                                                   --------       --------      --------

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from sales, maturities or repayments of
 available-for-sale debt securities                                                  14,133          4,665         3,219
Proceeds from sales, maturities or repayments of
 held-to-maturity debt securities                                                       634            212
Purchase of available-for-sale debt securities                                      (28,360)       (11,003)       (7,638)
Purchase of held-to-maturity debt securities                                         (1,216)        (1,529)       (1,827)
Increase in policy loans                                                               (249)
Investment in separate accounts                                                                     (1,000)
Other, net                                                                             (177)
                                                                                   --------       --------      --------
Net cash used for investing activities                                              (15,235)        (8,655)       (6,246)
                                                                                   --------       --------      --------

CASH FLOW FROM FINANCING ACTIVITIES
Capital contributions from parent                                                    17,000          5,000
Increase in contractholder funds                                                     14,759         16,098         8,072
                                                                                   --------       --------      --------
Net cash provided by financing activities                                            31,759         21,098         8,072
                                                                                   --------       --------      --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  5,606           (108)       (6,623)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                          1,714          1,822         8,445
                                                                                   --------       --------      --------
CASH AND CASH EQUIVALENTS, END OF YEAR                                             $  7,320       $  1,714      $  1,822
                                                                                   ========       ========      ========

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid, net                                                             $  1,711       $  2,044      $    569





        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.  DESCRIPTION OF BUSINESS

    PHL Variable Insurance Company offers variable annuity and nonparticipating life insurance products in the United States. PHL Variable is a wholly-owned subsidiary of PM Holdings, Inc. PM Holdings is a wholly-owned subsidiary of Phoenix Home Life Mutual Insurance Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    These financial statements have been prepared in accordance with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in determining contractholder liabilities, income taxes and valuation allowances for investment assets are discussed throughout the Notes to Financial Statements. Certain reclassifications have been made to the 1997 and 1996 amounts to conform with the 1998 presentation.

    VALUATION OF INVESTMENTS

    Investments in debt securities include bonds and asset-backed securities including collateralized mortgage obligations. PHL Variable classifies its debt securities as either held-to-maturity or available-for-sale investments. Debt securities held-to-maturity consist of private placement bonds reported at amortized cost, net of impairments, that management intends and has the ability to hold until maturity. Debt securities available-for-sale are reported at fair value with unrealized gains or losses included in equity and consist of public bonds that management may not hold until maturity. Debt securities are considered impaired when a decline in value is considered to be other than temporary.

    Short-term investments are carried at amortized cost, which approximates fair value.

    Realized investment gains and losses, other than those related to separate accounts for which PHL Variable does not bear the investment risk, are determined by the specific identification method and reported as a component of revenue. A realized investment loss is recorded when an investment valuation reserve is determined. Valuation reserves are netted against the asset categories to which they apply and changes in the valuation reserves are included in realized investment gains and losses. Unrealized investment gains and losses on debt securities available-for-sale are included as a separate component of equity, net of deferred income taxes and deferred policy acquisition costs.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents includes cash on hand, money market instruments and short-term investments purchased with a maturity of less than three months.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

   DEFERRED POLICY ACQUISITION COSTS

    The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to the production of revenues, are deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and loss recognition at the end of each accounting period.

    Deferred policy acquisition costs are amortized in proportion to total estimated gross profits over the expected average life of the contracts using estimated gross margins arising principally from investment, mortality and expense margins and surrender charges based on historical and anticipated experience, updated at the end of each accounting period.

    GOODWILL

    Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets. The costs are amortized on the straight-line method over a period of 10 years, the expected period of benefit from the acquisition. Management periodically reevaluates the propriety of the carrying value of goodwill by comparing expected future undiscounted cash flows to the carrying value. Such analyses are performed at least annually or more frequently if warranted by events or circumstances affecting PHL Variable's business. Goodwill is considered impaired if its carrying value exceeds its expected future undiscounted cash flows. At this time, management believes that no impairment of the remaining goodwill asset has occurred and that no reduction of the estimated useful lives is warranted.

    SEPARATE ACCOUNTS

    Separate account assets and liabilities are funds maintained in accounts to meet specific investment objectives of contractholders who can either choose to bear the full investment risk or can choose guaranteed investment earnings subject to certain conditions.

    For contractholders who bear the investment risk, investment income and investment gains and losses accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of PHL Variable. The assets and liabilities are carried at market value. Net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Amounts assessed to the contractholders for management services are included in PHL Variable's revenues.

    For Market Value Adjusted (MVA) separate accounts, contractholders receive interest at a guaranteed rate if the account is held until maturity. In these separate accounts, appreciation or depreciation of assets, undistributed net investment income and investment or other sundry expenses is reflected as net income or loss in PHL Variable's interest in the separate accounts. Contractholders receive a distribution of interest at a guaranteed interest rate on this annuity option provided funds are not withdrawn from the separate account before the end of their elected guarantee period.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

   CONTRACTHOLDERS' FUNDS AT INTEREST

    Contractholder deposit funds consist of deposits received from customers and investment earnings on their fund balances, less administrative charges.

    INVESTMENT PRODUCT FEES

    Revenues for investment-related products consist of net investment income and contract charges assessed against the fund values. Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges.

    POLICY LIABILITIES AND ACCRUALS

    Reserves for future policy benefits are liabilities for life products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. Policy liabilities for traditional life insurance are computed using the net level premium method on the basis of actuarial assumptions as to assumed rates of interest, mortality, morbidity and withdrawals. Liabilities for universal life policies include deposits received from customers and investment earnings on their fund balances, less administrative charges. Universal life fund balances are also assessed mortality charges.

    Liabilities for outstanding claims, losses and loss adjustment expenses are amounts estimated to cover incurred losses. These liabilities, included in other liabilities, are based on individual case estimates for reported losses and estimates of unreported losses based on past experience.

    PREMIUM AND FEE REVENUE AND RELATED EXPENSES

    Term life insurance premiums are recorded as premium revenue on a pro rata basis over each policy year. Benefits, losses and related expenses are matched with premiums over the related contract periods. Revenues for variable annuity products consist of net investment income and contract charges assessed against the fund values. Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges. Revenues for universal life products consist of net investment income and mortality, administration and surrender charges assessed against the fund values during the period. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to universal life fund values.

    INCOME TAXES

    For the tax year ended December 31, 1998, PHL Variable will file a separate federal income tax return. PHL Variable filed separate federal income tax returns for the years ended December 31, 1997 and 1996.

    Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes. These differences result primarily from policy liabilities, accruals and surrenders, policy acquisition expenses and unrealized gains or losses on investments.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    EMPLOYEE BENEFIT PLANS

    Phoenix sponsors pension and savings plans for its employees and agents, and those of its subsidiaries. The multi-employer qualified plans comply with requirements established by the Employee Retirement Income Security Act of 1974 (ERISA) and excess benefit plans provide for that portion of pension obligations which is in excess of amounts permitted by ERISA. Phoenix also provides certain health care and life insurance benefits for active and retired employees. PHL Variable incurs applicable employee benefit expenses through the process of cost allocation by Phoenix.

    Applicable information regarding the actuarial present value of vested and nonvested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for PHL Variable's participation in the plans. The amount of such allocated benefits is immaterial to the financial statements. However, with respect to the Phoenix Home Life Mutual Insurance Company employee pension plan, the total assets of the plan exceeded the actuarial present value of vested benefits at January 1, 1998, the date of the most recent actuarial valuation.

    RECENT ACCOUNTING PRONOUNCEMENTS

    Phoenix adopted Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income," as of January 1, 1998. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. This statement defines the components of comprehensive income as those items that were previously reported only as components of equity and were excluded from net income.

3.  INVESTMENTS

    Information pertaining to PHL Variable's investments, net investment income and realized and unrealized investment gains and losses follows:

    DEBT SECURITIES

    The amortized cost and fair value of investments in debt securities as of December 31, 1998 were as follows:

                                                                          GROSS             GROSS
                                                      AMORTIZED         UNREALIZED       UNREALIZED           FAIR
                                                         COST             GAINS            LOSSES             VALUE
                                                                             (IN THOUSANDS)
    HELD-TO-MATURITY:
    Corporate securities                               $ 3,840           $    27        $   (126)           $ 3,741
                                                       =======           =======        ========            =======

    AVAILABLE-FOR-SALE:
    U.S. government and agency bonds                   $ 6,515           $   290        $     (9)           $ 6,796
    State and political subdivision bonds                9,485               126             (21)             9,590
    Corporate securities                                13,605               187             (81)            13,711
    Mortgage-backed securities                           6,308                80              (5)             6,383
                                                       -------           -------        --------            -------
    Total                                              $35,913           $   683        $   (116)           $36,480
                                                       =======           =======        ========            =======

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    The amortized cost and fair value of investments in debt securities as of December 31, 1997 were as follows:

                                                                         GROSS             GROSS
                                                     AMORTIZED         UNREALIZED       UNREALIZED           FAIR
                                                        COST             GAINS            LOSSES             VALUE
                                                                             (IN THOUSANDS)
    HELD-TO-MATURITY:
    Corporate securities                               $ 3,144           $    13         $  (187)           $ 2,970
                                                       =======           =======         =======            =======

    AVAILABLE-FOR-SALE:
    U.S. government and agency bonds                   $ 5,997           $   190                            $ 6,187
    State and political subdivision bonds                3,020                12                              3,032
    Corporate securities                                 3,480                 4         $   (19)             3,465
    Mortgage-backed securities                           9,127                48                              9,175
                                                       -------           -------         -------            -------
    Total                                              $21,624           $   254         $   (19)           $21,859
                                                       =======           =======         =======            =======


    The amortized cost and fair value of debt securities, by contractual maturity, as of December 31, 1998 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or PHL Variable may have the right to put or sell the obligations back to the issuers.

                                                            HELD-TO-MATURITY                  AVAILABLE-FOR-SALE
                                                      AMORTIZED            FAIR          AMORTIZED            FAIR
                                                         COST             VALUE             COST             VALUE
                                                                             (IN THOUSANDS)
    Due in one year or less                            $   281           $   274          $ 5,550           $ 5,653
    Due after one year through five years                3,559             3,467           13,811            13,817
    Due after five years through ten years                                                  1,946             2,143
    Due after ten years                                                                     8,298             8,484
    Mortgage-backed securities                                                              6,308             6,383
                                                       -------           -------          -------           -------
    Total                                              $ 3,840           $ 3,741          $35,913           $36,480
                                                       =======           =======          =======           =======

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    NET INVESTMENT INCOME

    The components of net investment income for the year ended December 31, were as follows:

                                                                                  1998          1997           1996
                                                                                           (IN THOUSANDS)
    Debt securities                                                              $2,142        $1,301         $  949
    Policy loans                                                                      1
    Other invested assets                                                             9
    Short-term investments                                                          344           269            167
                                                                                 ------        ------         ------
                                                                                  2,496         1,570          1,116
    Less: investment expenses                                                        38            27             19
                                                                                 ------        ------         ------
    Net investment income                                                        $2,458        $1,543         $1,097
                                                                                 ======        ======         ======

    INVESTMENT GAINS AND LOSSES

    Unrealized gains and losses on investments carried at fair value at December 31, were as follows:

                                                                                   1998          1997           1996
                                                                                             (IN THOUSANDS)
    Unrealized investment gains (losses):
    Debt securities                                                               $ 333         $  87         $ (233)
    Deferred policy acquisition costs                                              (139)          (30)           (40)
    Deferred income taxes (benefits)                                                 68            20            (96)
                                                                                  -----         -----         ------
    Net unrealized investment gains (losses)                                      $ 126         $  37         $ (177)
                                                                                  =====         =====         ======

    The proceeds from sales of available-for-sale debt securities for the years ended December 31, 1998, 1997 and 1996 were $10.0 million, $.2 million and $3.1 million, respectively. The gross realized gains or losses associated with these sales were $37,654, ($304) and ($18,044) in 1998, 1997 and 1996, respectively.

4.  GOODWILL

    PHL Variable, formerly Dreyfus Consumer Life Insurance Company, was acquired by way of a stock purchase agreement on May 31, 1994 and was accounted for under the purchase method of accounting. The assets and liabilities were recorded at fair value as of the date of acquisition and the goodwill of $1.02 million was pushed-down to PHL Variable from PM Holdings.

    Goodwill as of December 31, was as follows:

                                                         1998              1997
                                                              (IN THOUSANDS)
    Goodwill                                            $1,020           $1,020
    Accumulated amortization                              (467)            (360)
                                                        ------           ------
    Total                                               $  553           $  660
                                                        ======           ======

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.  INCOME TAXES

    A summary of income taxes (benefits) in the Statement of Income, Comprehensive Income and Equity for the year ended December 31, is as follows:

                                                1998          1997         1996
                                                        (IN THOUSANDS)

    Income taxes:

     Current                                   $3,244       $1,469        $ 490
     Deferred                                    (987)        (916)        (319)
                                               ------       ------        -----
    Total                                      $2,257       $  553        $ 171
                                               ======       ======        =====


    The income taxes attributable to the results of operations are different than the amounts determined by multiplying income before taxes by the statutory income tax rate. The sources of the difference and the tax effects of each for the year ended December 31, were as follows:

                                                                  1998                 1997                1996
                                                                                  (IN THOUSANDS)

    Income tax expense (benefit) at statutory rate            $ 2,256    35%        $  527    35%       $  165  35%
    Dividend received deduction and                                                      1     0%           (4) (1%)
     tax-exempt interest
    State income tax expense                                                                                 6   1%
    Other, net                                                      1     0%            25     2%            4   1%
                                                              -------               ------              ------
    Income taxes (benefit)                                    $ 2,257    35%        $  553    37%       $  171  36%
                                                              =======               ======              ======

    The deferred income tax asset (liability) represents the tax effects of temporary differences. The components were as follows:

                                                                      DECEMBER 31,
                                                                  1998              1997
                                                                     (IN THOUSANDS)

    Deferred policy acquisition costs                            $(10,953)        $ (6,770)
    Surrender charges                                              11,886            6,291
    Investments                                                       (72)             (51)
    Future policyholder benefits                                    1,374            1,793
    Other                                                              54               39
                                                                 --------         --------
                                                                    2,289            1,302
    Net unrealized investment losses                                 (111)             (43)
                                                                 --------         --------
    Deferred tax asset, net                                      $  2,178         $  1,259
                                                                 ========         ========

    Gross deferred income tax assets totaled $13.3 million and $8.1 million at December 31, 1998 and 1997, respectively. Gross deferred income tax liabilities totaled $11.1 million and $6.9 million at December 31, 1998 and 1997, respectively. It is management's assessment, based on PHL Variable's earnings and projected future taxable income, that it is more likely than not that the deferred tax assets at December 31, 1998 and 1997, will be realized.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    The Internal Revenue Service is currently examining PHL Variable's tax return for 1995, which was included in Phoenix's consolidated return. Subsequent tax years were filed on a separate company basis and are not currently under examination. Management does not believe that there will be a material adverse effect on the financial statements as a result of pending tax matters.

6.  COMPREHENSIVE INCOME

    The components of, and related tax effects for, other comprehensive income for the years ended December 31, are as follows:


                                                                                1998       1997        1996
                                                                                      (IN THOUSANDS)
    UNREALIZED GAINS (LOSSES) ON SECURITIES
     AVAILABLE-FOR-SALE ARISING DURING PERIOD:
    Before-tax amount                                                          $ 256      $  57       $(299)
    Tax expense (benefit)                                                         90         20        (104)
                                                                               -----      -----       -----
    Net-of-tax amount                                                            166         37        (195)
                                                                               -----      -----       -----

    RECLASSIFICATION ADJUSTMENT FOR GAINS OR LOSSES
     REALIZED IN NET INCOME:
    Before-tax amount                                                            (62)                    28
    Tax expense (benefit)                                                        (22)                    10
                                                                               -----      -----       -----
    Net-of-tax amount                                                            (40)                    18
                                                                               -----      -----       -----

    NET UNREALIZED GAINS (LOSSES) ON SECURITIES
     AVAILABLE-FOR-SALE:
    Before-tax amount                                                            194         57        (271)
    Tax expense (benefit)                                                         68         20         (94)
                                                                               -----      -----       -----
    Net-of-tax amount                                                          $ 126      $  37       $(177)
                                                                               =====      =====       =====


    The following table summarizes accumulated other comprehensive income balances:

                                                                                       DECEMBER 31,
                                                                                   1998            1997
                                                                                      (IN THOUSANDS)

    ACCUMULATED OTHER COMPREHENSIVE INCOME
    Balance, beginning of year                                                     $ 81            $ 44
    Change during period                                                            126              37
                                                                                   ----            ----
    Balance, end of year                                                           $207            $ 81
                                                                                   ====            ====

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

7.  REINSURANCE

    PHL Variable entered into a reinsurance treaty in 1996 that cedes death benefits to a reinsurer in excess of account balances on variable contracts. Premiums paid during 1998, 1997 and 1996 were $668 thousand, $259 thousand and $49 thousand, respectively, less claims of $13 thousand and $1 thousand in 1998 and 1997, respectively. There were no claims for 1996.


    In connection with PHL Variable's life insurance products, automatic treaties have been established with four reinsurers and their subsidiaries, covering 90% of the net amount at risk, on a first dollar basis. As of December 31, 1998, PHL Variable had approximately $271.6 million of net insurance in force, including $2.7 billion of direct in force less $2.4 billion of reinsurance ceded. As of December 31, 1997, PHL Variable had approximately $9.1 million of net insurance in force, including $80.7 million of direct in force less $71.6 million of reinsurance ceded. No claims were recovered in 1998 or 1997.

    For PHL Variable's life insurance products, a stop loss treaty between Phoenix and PHL Variable was introduced in 1998. The reinsurance recoverable as of December 31, 1998 was $455 thousand. There were no recoverables as of December 31, 1997.


8.  RELATED PARTY TRANSACTIONS

    Phoenix and its affiliates provide services and facilities to PHL Variable and are reimbursed through a cost allocation process. Investment related expenses are allocated to PHL Variable from PM Holdings.


9.  DEFERRED POLICY ACQUISITION COSTS

    The following reflects the amount of policy acquisition costs deferred and amortized for the years ended December 31:


                                                        1998              1997
                                                            (IN THOUSANDS)

    Balance at beginning of year                      $21,010           $ 9,557
    Acquisition expense deferred                       19,791            12,664
    Amortized to expense during the year               (3,976)           (1,181)
    Adjustment to equity during the year                 (139)              (30)
                                                      -------           -------
    Balance at end of year                            $36,686           $21,010
                                                      =======           =======


10. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS


    Financial instruments that are subject to fair value disclosure requirements (insurance contracts are excluded) are carried in the financial statements at amounts that approximate fair value. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses that utilize current interest rates for similar financial instruments which have comparable terms and credit quality.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    CASH AND CASH EQUIVALENTS

    For these short-term investments, the carrying amount approximates fair value.

    DEBT SECURITIES

    Fair values are based on quoted market prices, where available, or quoted market prices of comparable instruments. Fair values of private placement debt securities are estimated using discounted cash flows that apply interest rates currently being offered with similar terms to borrowers of similar credit quality.

    INVESTMENT CONTRACTS

    Variable annuity contracts have guarantees of less than one year for which interest credited is closely tied to rates earned on owned assets. For such liabilities, fair value is assumed to be equal to the stated liability balances. The contract liability balances for December 31, 1998 and 1997 were $39.7 million and $27.6 million, respectively.

11. STATUTORY FINANCIAL INFORMATION

    The insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. As of December 31, 1998, there were no material practices not prescribed by the Insurance Department of the State of Connecticut. Statutory equity differs from stockholder's equity reported in accordance with GAAP for life insurance companies primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

    The following reconciles the statutory net income of PHL Variable as reported to regulatory authorities to the net income as reported in these financial statements for the year ended December 31:

                                            1998           1997           1996
                                                     (IN THOUSANDS)


    Statutory net income                $  1,542        $    937       $  1,073
    Deferred policy acquisition costs     15,815          11,483          8,536
    Future policy benefits               (14,056)        (12,271)        (9,515)
    Deferred income taxes                    987             899            310
    Other, net                               (98)            (95)          (104)
                                        --------        --------       --------
    Net income, as reported             $  4,190        $    953       $    300
                                        ========        ========       ========

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    The following reconciles the statutory surplus and asset valuation reserve
    (AVR) of PHL Variable as reported to regulatory authorities to equity as reported in these financial statements:


                                                             DECEMBER 31,
                                                          1998           1997
                                                            (IN THOUSANDS)

    Statutory surplus and AVR                          $ 41,268        $ 22,727
    Deferred policy acquisition costs, net               36,686          21,010
    Future policy benefits                              (37,155)        (23,098)
    Investment valuation allowances                         568             125
    Deferred income taxes                                 2,178           1,259
    Other, net                                              565             771
                                                       --------        --------
    Equity, as reported                                $ 44,110        $ 22,794
                                                       ========        ========



    The Connecticut Insurance Holding Act limits the maximum amount of annual dividends or other distributions available to stockholders of Connecticut insurance companies without prior approval of the Insurance Commissioner. Under current law, the maximum dividend distribution that may be made by PHL Variable during 1998 without prior approval is subject to restrictions relating to statutory surplus.

                                    PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS


  ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            Not applicable.

  ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 5.9 of the Connecticut Corporation Law & Practice, provides that a corporation may indemnify any director or officer of the corporation made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, by reason of the fact that he, his testator or intestate, served such other corporation in any capacity at the request of the indemnifying corporation.

      Article III Section 14 of the By-laws of the Company provides: "Each Director, officer or employee of the Company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the Company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director, officer or employee of the Company, or of any other company which he was serving as a Director or officer at the request of the Company, except in relation to matters as to which such Director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, by-law, agreement, vote of shareholders or otherwise."

      Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

            Not applicable.

  ITEM 16.  EXHIBITS

            1 Underwriting Agreement. Incorporated by reference to Exhibit 3 of File No. 33-87376 Pre-Effective Amendment No.1 to Form N-4 filed on July 20, 1995.

            2 Plan of acquisition, reorganization, arrangement, liquidation or succession. Not applicable.

            3    (i)  Articles of Incorporation. Incorporated by reference to
                      Exhibit 6(a) of File No. 33-87376 Registration Statement on Form N-4 filed on December 14, 1994.

                 (ii) By-laws. Incorporated by reference to Exhibit 6(b) of File
                      No. 33-87376 Registration Statement on Form N-4 filed on December 14, 1994.

            4 Form of Variable Annuity Contract with MVA Rider. Filed with Registration Statement on Form S-1 on January 23, 1997 and incorporated herein by reference.

            5    Opinion re legality. Refer to Exhibit 23.2.

            8    Opinion re tax matters. Not applicable.

            9    Voting trust agreement. Not applicable.

            10   Material contracts. Not applicable.

            11   Statement re computation of per share earnings. Not applicable.

            12   Statements re computation of ratios. Not applicable.

            15 Letter re unaudited interim financial information. Not applicable.

            16   Letter re change in certifying accountant. Not applicable.

            21   Subsidiaries of the registrant. Not applicable.

            23.1 Consent of PricewaterhouseCoopers LLP.*

            23.2 Opinion and Consent of Counsel Edwin L. Kerr.*

            24 Powers of attorney are incorporated herein by reference to registrant's Registration Statement on Form S-1 dated April 28, 1998.

            25   Statement of eligibility of trustee. Not applicable.

            26   Invitation for competitive bids. Not applicable.

            27   Financial Data Schedule.*


  ITEM 17.  UNDERTAKINGS

            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)  Not applicable.


  ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES

            Financial Statements and Schedules conforming to the requirement of Regulation S-X are filed herewith.

----------
*Filed herewith.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 28th day of April, 1999.

                         PHL VARIABLE INSURANCE COMPANY

                     By____________________________________

                        *Robert W. Fiondella
                         President



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the persons in the capacities indicated with PHL Variable Insurance Company on this 28th day of April, 1999.


      SIGNATURE                             TITLE
      ---------                             -----
________________________            Director
*Richard H. Booth

________________________            Director
*Robert G. Chipkin

________________________            Chairman of the Board and President
*Robert W. Fiondella                (Principal Executive Officer)

________________________            Director
*Joseph E. Kelleher

________________________            Director
*Philip R. McLoughlin

________________________            Director, Executive Vice President,
*David W. Searfoss                  Chief Financial Officer and Treasurer
                                    (Principal Financial and Accounting Officer)

________________________            Director
*Simon Y. Tan

/s/ Dona D. Young                   Director
________________________
Dona D. Young

By: /s/ DONA D. YOUNG
________________________
    Dona D. Young

*DONA D. YOUNG, as Attorney-in-Fact pursuant to Powers of Attorney filed previously.

                                      S-1